Exhibit 103

June 16, 1998                                           Contact:  Bill Schreiber
                                                                  (916) 443-3354

IMMEDIATE RELEASE

                     L.A. Gear Inc. Wins Court Confirmation
                             Of Reorganization Plan

                     Company Continues Transition Activities

     Santa Monica, CA--Judge Barry Russell of the United States Bankruptcy Court, Central District of California, Monday confirmed a Chapter 11 Plan of Reorganization for L.A. Gear, Inc.

         The plan converts roughly $60 million in pre-petition indebtedness into a new issue of Series A Voting, Participating, Convertible Preferred Stock. It also converts L.A. Gear's outstanding Series B Preferred Stock into New Common Stock. L.A. Gear's existing outstanding Common Stock is terminated pursuant to the plan.

     L.A. Gear commenced the Chapter 11 case about five months ago.

     "The confirmation of a plan of reorganization within a five-month period of time is an outstanding accomplishment," said David Gatto, chairman and chief executive officer of L.A. Gear. "Our successful financial reorganization will permit us to focus on completing the transition of our business to licensing L.A. Gear's valuable trademarks and trade names."

     Gatto said that, "L.A. Gear now will expand its domestic and worldwide licensing efforts to include key apparel and accessory categories, in addition to its existing lines of athletic footwear."

     Certain statements made in this press release are forward-looking, reflect L.A. Gear's current expectations, and involve certain risks and uncertainties. There can be no assurance that the Company's actual future performance will meet the L.A. Gear's or its shareholders expectations. L.A. Gear's future operating results are difficult to predict and subject to significant fluctuations.

     Factors that may cause future results to differ materially from L.A. Gear's current expectations include, among others: general economic and business conditions; competition; success of operating initiatives; development and

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operating  costs;  advertising and promotional  efforts;  brand  awareness;  the existence or adherence to development schedules; the existence or absence of adverse publicity; availability, location and terms of product distribution channels; changes in business strategy or development plans; the quality of management; availability, terms and deployment of capital and borrowings;
business  abilities  and  judgment  of  personnel;   availability  of  qualified
personnel; labor and employee benefit costs; changes in, or the failure to comply with, government regulations; the ability to reverse recent trends that have caused reductions in market share and substantial losses; the continued use of intellectual property; continued access to adequate sources of product supply; risks associated with unaffiliated manufacturers and international operations; and other factors referenced in L.A. Gear's filings with the Securities Exchange Commission.

     L.A. Gear licenses its trademarks and trade names around the world for use in conjunction with a broad range of consumer products.

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